EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


     AGREEMENT effective March 1, 1984, by and between Polymer Research Corp. of America, a New York Corporation ("Corporation") and Carl Horowitz ("Employee").


     WHEREAS, the Employee is one of the principal stockholders, President and a director of the Corporation; and


     WHEREAS, Employee's services have been of great value to the Corporation and it is recognized that Employee's continued employment is of substantial importance to the Corporation;


     WHEREAS, the Corporation and Employee are parties to an Employment Agreement dated October 1, 1976, as renewed by the Board of Directors on May 1, 1981;


     WHEREAS, the Board of Directors, at a Meeting on February 6, 1984, resolved that it was in the best interests of the Corporation to terminate Employee's prior agreement and enter into a new Employment Agreement;


     NOW, THEREFORE, in consideration of the mutual premises set forth herein, it is agreed as follows:


     1. Employment. The Employment Agreement dated October 1, 1976 and renewed May 1, 1981 is hereby terminated and superseded by this Agreement. Corporation agrees to employ Employee and Employee agrees to be so employed in the capacity of President and Chief Executive Officer for a term of five years effective as of March l, 1984 and terminating February 28, 1989.

     2. Time and Efforts. Employee shall diligently and conscientiously devote his full and exclusive time and attention, and his best efforts to the discharge of his duties as President and Chief Executive Officer of the Corporation.

     3. Board of Directors. Employee shall at all times discharge his duties in consultation with and under the supervision of the Board of Directors of the Corporation.


     4. Compensation.


               (a) First Year. During the year beginning March 1,1984, the Corporation shall pay to Employee as compensation for his services the sum of $70,000 which shall be paid in equal weekly installments.


               (b) Second, Third, Fourth and Fifth Years. During the third, fourth and fifth years of this Agreement, the Corporation shall pay to Employee as compensation for his services the sum of $80,000 which shall be paid in equal weekly installments.


     5. Expenses.

               (a) Reimbursement. The Corporation will reimburse Employee for all reasonable and necessary expenses incurred by him in carrying out his duties under this Agreement. Employee shall present to the Corporation from time to time an itemized account of such expenses in such form as may be required by the Corporation.


               (b) Automobile. In recognition of Employee's need for an automobile for business purposes the Corporation


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          will provide Employee with an automobile including maintenance, repairs, insurance and all costs incident thereto, all comparable to those presently provided to Employee by the Corporation.


          6. Vacation. During the term hereof, the Corporation shall afford to the Employee a vacation with pay of one (1) month each year of the term of this Agreement.


          7. Disability. In the event of a disability of Employee during the term of this Agreement such that he is unable to perform his duties on behalf of Employer for a period in excess of six (6) months, then the employment of the Employee shall be changed from President and Chief Executive Officer to consultant, and as compensation therefore he shall receive 75% of his salary as set forth in paragraph "4" less any amount received by him under any form of accident and/or health or disability insurance policy or policies paid for by funds of the Employer for the duration of the term of this Agreement.


          8. Insurance. The Corporation agrees to provide and pay for on behalf of Employee complete medical and major medical insurance and $200,000 of life insurance, with the beneficiary to be designated by the Employee.


          9. Death of Employee. In the event of the death of Employee during the term of this Agreement, then his estate shall be paid by Employer 50% of his salary as specified in paragraph "4" until the end of the five year term of this Agreement.


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          10. Option to Purchase Shares. The Corporation hereby grants Employee for a period of five years an option to purchase all or any part of 150,000 shares of the Corporation's common stock at $4 per share.


          11. Merger of Corporation. If the Corporation shall at any time, be merged or consolidated into or with any other corporation or if more than half of all of the assets or business of the Corporation is transferred to another corporation, the entire unpaid portion of the compensation due in paragraph "4" hereof shall be due and owing immediately to Employee.


          12. Termination. In the event, the employment of Employee shall be terminated during the term of this Agreement by the Corporation for any reason other than (a) death as provided for in paragraph 9, (b) incapacity or illness as provided for in paragraph 7, (e) voluntary termination by Employee, or (d) conviction of Employee of a crime against the Corporation, the Corporation shall continue to pay Employee the same salary payments as required in paragraph"4" until the end of the five (5) year term.


          13. Governing law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.


          14. Entire Contract. This Agreement constitutes the entire understanding and agreement between the Corporation and Employee with regard to all matters herein. There are no other agreements, conditions or representations, oral or written express or implied, with regard thereto. This Agreement may be amended only in writing, signed by both parties hereto.

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          15. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement or the breach thereof, shall be resolved by arbitration in accordance with the rules then obtaining of the American Arbitration Association in New York State, and judgment upon the award rendered may be entered by any court having jurisdiction thereof.


          16. Notice. Any notice required or desired to be given pursuant to this Agreement shall be in writing and mailed by certified mail to the parties at the following addresses:


                   Corporation - 2186 Mill Avenue
                   Brooklyn, N.Y. 11234

                   Employee   - 5607 Filmore Avenue
                   Brooklyn, New York


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          4.3 Governing Law. This Agreement will be governed by and  interpreted in accordance with the internal substantive laws of New York.


     IN WITNESS WHEREOF, the Parties have each executed this Agreement as of the date first above written.


                   POLYMER RESEARCH CORP. OF AMERICA

                   By:   /s/ Irene Horowitz
                         ------------------------
                         Irene Horowitz


                         /s/ Carl Horowitz
                         ------------------------
                         Carl Horowitz